Exhibit (s)

Guggenheim Partners Investment Management, LLC

Code of Ethics & Insider Trading Policy

May 2014

FOR INTERNAL USE ONLY

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TABLE OF CONTENTS

TABLE OF CONTENTS			II
I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY		1
II.	WHO IS SUBJECT TO THE CODE?		1
III.	WHO ADMINISTERS THE CODE?		2
	A	Chief Compliance Officer	2
	B	Financial Tracking Technology, LLC (“FTT”)	3
IV.	FIDUCIARY DUTY TO CLIENTS		3
V.	REPORTING OF PERSONAL TRADING		4
	A	Which Investment Accounts Do Access Persons Need to Report?	4
	B	Required Initial Holdings Reports and Certifications	6
	C	Required Quarterly Transaction Reports	7
	D	Annual Holdings Reports and Certifications	8
	E	New Investment Accounts.	9
VI.	PRE-CLEARANCE FOR PERSONAL TRADING		9
	A	Trades Requiring Pre-Clearance	9
	B	Trades Not Requiring Pre-Clearance	9
	C	Pre-Clearance Process	10
VII.	TRADING RESTRICTIONS		11
VIII.	GIFTS & ENTERTAINMENT		12
	A	No Solicitation:	12
	B	Quarterly Reporting Required For Gifts and Entertainment Over De Minimis Value	12
	F	Exceptions to Reporting:	12
IX.	OUTSIDE AFFILIATIONS		13
X.	POLITICAL CONTRIBUTIONS		13
XI.	ANNUAL REVIEW		15
XII.	RETENTION OF RECORDS		15
XIII.	SANCTIONS		15
XIV.	INTERPRETATIONS AND EXCEPTIONS		16
XV.	INSIDER TRADING POLICY		16
SUPPLEMENT #1: TRANSACTING IN CLOSED END FUNDS ADVISED OR SUB-ADVISED BY THE ADVISER			21
SUPPLEMENT #2: TRANSACTIONS IN EXCHANGE TRADED FUNDS (“ETF’S”) ADVISED OR SUB-ADVISED BY THE ADVISER AND SECURITIES TRADED BY SUCH FUNDS			22
SUPPLEMENT #3: TRANSACTIONS IN UNIT INVESTMENT TRUST’S (“UIT’S”) FOR WHICH THE ADVISER ASSISTS WITH THE SELECTION OF SECURITIES TRADED BY SUCH TRUSTS			23

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CODE OF ETHICS & INSIDER TRADING POLICY

I.	OBJECTIVES OF THE CODE OF ETHICS & INSIDER TRADING POLICY

Guggenheim Partners Investment Management, LLC (the “Advisor” or “Guggenheim”), its subsidiaries and affiliated investment advisers are committed to conducting our investment advisory business with the highest legal and ethical standards. We aim to uphold our reputation of integrity and professionalism in the furtherance of the interests of our clients and in a manner that is consistent with all applicable laws, rules and regulations. This reputation is a vital business asset and has generated the trust and confidence of Guggenheim’s clients.

Accordingly, the Adviser has adopted this Code of Ethics & Insider Trading Policy (the “Code”) to effectuate the purposes and objectives of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and in accordance with industry best practices. All persons associated with the Adviser are responsible for knowing and understanding the policies and guidelines contained in the Code. Our conduct should reflect Guggenheim’s values, demonstrate ethical leadership, and promote a work environment that upholds our reputation for integrity, ethical conduct and trust. The Code sets forth the general principles and standards of conduct expected from you. It cannot and is not intended to cover every scenario or circumstances under which you may face business and personal conflicts. Technical compliance is not enough and you are expected to comply with the spirit of the Code. If you have any questions, please speak to a member of the GPIM Compliance Department. A Compliance Team Directory is available on OneGuggenheim under Employee Sites/Guggenheim Investments Compliance/Team Directory.

II.	WHO IS SUBJECT TO THE CODE?

A.
As a condition of employment, all employees, officers and directors (generally referred to as “Employees”) are required to comply with the Code. In addition, the following categories of persons are considered to be Access Persons and are required to comply with the Code together with Employees.

1.	“Access Person” includes any:

a)	Employees;

b)	Director, officer, manager, principal and partner of the Adviser (or other persons occupying a similar status or performing similar functions);

c)	Other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control;

d)	Any person who:

i.
Has access to nonpublic information regarding any of the Adviser’s client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Adviser or their affiliates manage, or any fund which is advised or sub-advised by the Adviser (or certain affiliates, where applicable);

ii.	Makes recommendations or investment decisions on behalf of the Adviser;

iii.
Has the power to exercise a controlling influence over the management and policies of the Adviser, or over investment decisions1, who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security;

iv.
The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person. Such determination shall be made based upon an application of the criteria provided above, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements such as not having to hold their reportable accounts at the permitted broker-dealers; or

v.	Any person deemed to be an Access Person by the CCO.

III.	WHO ADMINISTERS THE CODE?

A.	Chief Compliance Officer

1.
Responsibilities: The CCO is responsible for administering the Code of Ethics under the auspices of the Adviser’s Compliance Department (the “GPIM Compliance Department”) and the Adviser’s senior management. The CCO will delegate appropriate responsibilities to designated members of the GPIM Compliance Department.

2.	Reporting of Violations: If an Access Person becomes aware of a violation of this Code or a violation of applicable law, the Access Person has an obligation to report the matter promptly to the CCO.

3.
Review of Violations: The GPIM Compliance Department will review all violations of the Code and oversee any appropriate investigation and subsequent response. As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using his/her discretion, exceptions to certain of the above restrictions.

1This includes any arrangement where the Access Person serves as an agent, executor, trustee or in another similar capacity.

(a)	No employee, who in good faith reports a violation of this Code, shall suffer harassment, retaliation or adverse employment consequences.

(b)
An employee who retaliates against someone who has reported a violation in good faith is subject to disciplinary action. Alternatively, the Adviser will treat any malicious or knowingly false report of a violation to be a serious offence and may discipline the employee making such a report.

4.
Review of CCO Compliance with Code: A member of senior management of the Adviser or any other person designated (e.g., a member of the Legal Department), who may or may not be an employee of the Adviser, is responsible for reviewing the CCO’s personal trading reports and annual Code certifications required under the Code. If the CCO is in violation of the Code, senior management will impose the appropriate sanction(s).

5.
Employee Cooperation: Employees are encouraged to share questions, concerns, suggestions or complaints with the GPIM Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

B.	Financial Tracking Technology, LLC (“FTT”)

1.	Use of FTT: The Adviser utilizes an electronic compliance platform, FTT, to manage the Code’s reporting and certification obligations. All Access Persons are required to use FTT.

(a)
All required Code reporting requirements are to be completed through FTT (including certifications, personal securities transactions covered by the Code, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment).

(b)	At the time of hire, the GPIM Compliance Department shall provide all Access Persons with login information and instructions for using FTT.

2.
Electronic Reporting: All quarterly personal securities transaction reporting and annual holdings reporting will be completed electronically. In order for duplicate brokerage statements to be sent directly to FTT or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to their brokers.

3.
Exceptions to Electronic Reporting: On a case by case basis and at the discretion of the GPIM Compliance Department, paper reports and certifications may be accepted in lieu of electronic reporting on FTT.

IV.	FIDUCIARY DUTY TO CLIENTS

A.
Avoiding Conflicts: As a fiduciary, Access Persons have an obligation to act in its clients’ best interests. Access Persons must scrupulously avoid serving their personal interests ahead of the interest of clients. That includes making sure that client interests come first and avoiding any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. This obligation extends to avoiding potential conflicts between client accounts as well. One client’s interests may not be favored over the interests of another.

B.
Confidentiality and Safeguarding Information: Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Adviser, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or the Adviser on behalf of its clients may not be shared. Access Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit the Access Persons or other persons.

C.
Avoiding Front-running: Front-running, or engaging in conduct that may be construed as front-running, is strictly prohibited under this Code. Such conduct generally involves an Access Person purchasing or selling a Covered Security for his/her own account(s) on the basis of trading plans or actual trading positions of the Adviser’s client account(s) over which the Access Person has Investment Control when the Access Person knows that such order is likely to materially change a price received by a client or move a market to the benefit of the Access Person and detriment of the client. Proprietary, Access Persons’, and discretionary accounts will be monitored for front-running.

D.
Compliance with the Code of Ethics: A current copy of this Code of Ethics is available via OneGuggenheim under Employee Sites/Guggenheim Investments Compliance. On an annual basis, Access Persons are required to acknowledge that they have received, reviewed, understand and agree to comply with the Code of Ethics.

V.	REPORTING OF PERSONAL TRADING

It is the sole responsibility of the Access Person to ensure that all reporting requirements are completed by the timeframes set forth by this Code and the CCO. This may mean that the Access Person may have to enter information manually, provide statements or follow up with his/her broker-dealer or bank.

A.	Which Investment Accounts Do Access Persons Need to Report?

Generally, any account which is in the name of the Access Person and his/her Immediate Family2, which can, even if the account does not currently, hold Covered Securities (as defined in herein) will need to be reported.

1.	Report any of the following investment accounts:

2Immediate Family includes, but is not limited to, a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law. Access Persons may rebut this presumption if they are able to provide the Adviser with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account. Access Persons should consult with the CCO or CCO’s delegate for guidance regarding this process.

(a)	The Access Person has Beneficial Ownership3 over an investment account.

(b)
Any investment account with a broker-dealer or bank over which the Access Person has investment decision-making authority (including accounts that the Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).

(c)
Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

(d)	Any college savings account in which the Access Person holds securities issued under Section 529 of the Internal Revenue Code and in which the Access Person has a direct or indirect interest.

(e)	Any other account that the CCO deems appropriate in light of the Access Person’s interest or involvement.

(f)
Any account in which the Access Person’s Immediate Family is the owner. Access Persons are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of their Immediate Family if they live in the same household. Access Persons may rebut this presumption if they are able to provide the Adviser with satisfactory assurances that they have no material interest in the account and exercise no control over investment decisions made regarding the account. Access Persons should consult with the GPIM Compliance Department for guidance regarding this process.

(g)	Any 401(k) accounts from a previous employer which can, or offer the ability to, hold Covered Securities.

2.	Independently managed third party account reporting:

(a)	Accounts over which the Access Person retains no Investment Control and that are managed by an independent third party must be reported but are not subject to the trading restrictions of the Code, if:

(i)	A copy of the discretionary account management agreement is provided to the GPIM Compliance Department promptly upon establishment of the account;

(ii)	The GPIM Compliance Department finds no exceptions after his/her review of the discretionary account management agreement; and

3A person has Beneficial Ownership if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary (financial) interest in a (i) security or (ii) accounts which can hold securities, including but not limited to: individual, joint, partnership, custodial, trust, IRA, UGMA and KEOGH accounts. The determination of Beneficial Ownership is the responsibility of each Access Person; it is a fact-based decision.

(iii)
The GPIM Compliance Department is provided with an attestation from the Access Person’s discretionary money manager that such Access Person has no ability to exercise Investment Control or to place unsolicited trades with such manager unless, in the view of the GPIM Compliance Department, the discretionary account management agreement (described in (i.) above) contains language to such effect.

(iv)
Any trades which are placed at the discretion of the Access Person or his/her Immediate Family in a non-discretionary account will be required to be pre-cleared pursuant to the requirements set forth in Section VI.

B.	Required Initial Holdings Reports and Certifications

1.	Information that is required when you initially become subject to the Adviser’s Code:

(a)	Access Persons must report all of their investment accounts. (See Section V.A for more detail for which accounts must be reported.)

(b)
The report must either include copies of statements which include the name of the broker/dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

(i)
If the Access Person’s brokerage firm provides automatic feeds to FTT, the Adviser will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm.

(ii)
If the brokerage firm does not provide automatic feeds to FTT, the GPIM Compliance Department will arrange with the broker to send duplicate confirmations and statements directly to FTT, but the Access Person’s assistance may be required.

(c)
All required account information must be reported within 10 calendar days from the date of hire, or the date on which the Access Person becomes an employee of the Adviser, and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.

(d)
Access Persons must report any Outside Business Activities, in addition to completing a Personal Disciplinary History Form which covers the last ten (10) years from being designated as an Access Person.

(e)	Access Persons must complete a form certifying receipt and acknowledgement of this Code.

(f)
All new Access Persons and any new accounts of current Access Persons must maintain their personal brokerage accounts with one of the following brokerage firms: Bank of America, Charles Schwab, E*Trade, Fidelity, Goldman Sachs, Interactive Brokers, JP Morgan, Merrill Lynch, Morgan Stanley, OptionExpress, Scottrade, Smith Barney, TD Ameritrade, ThinkorSwim or UBS.

(g)
Existing accounts by new Access Persons which are not held at the permitted broker-dealers as listed in Section V.B(f) must be transferred within 60 calendar days from the date the Access Person is so designated; the failure to transfer within this time will be considered a violation of this Code. Any request to extend the 60 days transfer deadline must be accompanied by a written explanation by the current broker-dealer as to the reason for delay. The GPIM Compliance Department may grant specific exceptions in writing.

C.	Required Quarterly Transaction Reports

1.	Information required on a quarterly basis:

(a)	Access Persons must report all their quarterly transactions in Covered Securities in which they have a direct or indirect beneficial interest, within at least 30 calendar days after quarter end.

(i)	“Covered Securities,” as defined by the Acts, are any financial instrument related to a security, including:

1.	Stock;

2.	Note;

3.	Treasury stock;

4.	Security future;

5.	Bond;

6.	Debenture;

7.	Evidence of indebtedness;

8.	Investment contract;

9.	Voting trust certificate;

10.	Certificate of deposit for a security;

11.	Option on any security or on any group or index of securities (e.g., put, call or straddle);

12.	Exchange traded fund (ETF);

13.	Limited partnership;

14.	Certificate of interest or participation in any profit-sharing agreement;

15.	Collateral-RIC certificate;

16.	Fractional undivided interest in oil, gas or other mineral right;

17.	Pre-organizational certificate or subscription;

18.	Transferable shares;

19.	Foreign unit trust (i.e., UCIT) and foreign mutual fund;

20.	Private investment fund, hedge fund (i.e., any offering that is exempt from registration under Section 4(2) or 4(6), Rules 504, 505 or 506 under the Securities Act of 1933, as amended)

21.	Investment club;

22.	Unit investment trusts (UIT);

23.	Closed-end mutual funds;

24.	Any 529 college savings plans or open-end mutual funds managed, advised or sub-advised by the Adviser or an affiliate as applicable; and

25.	Any other instrument that is considered a “security” under the applicable securities laws.

(ii)
The term “Covered Securities” does not include obligations of the US government, futures on obligations of the US government, commodity futures, bank loans, bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements, shares issued by unit investment trusts that are invested exclusively in one or more open end funds, none of which are reportable funds, or open-end mutual funds which the Adviser or its affiliates, as applicable, do not manage, advise or sub-advise (Access Persons should be aware that investments in Guggenheim Funds through its 401(k) or Employee Investment Program are reportable as covered securities).

(b)
From time to time, FTT may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, Access Persons will be notified by the GPIM Compliance Department and must provide copies of the statements to the GPIM Compliance Department who will forward the information to FTT.

(c)
Access Persons must report gifts and entertainment from clients and business contacts received or given during the quarter. The de minimis value for reporting gifts or entertainment is $504 for each individual gift or entertainment.

D.	Annual Holdings Reports and Certifications

1.	Information required on an annual basis

(a)
Access Persons must provide a list of all Covered Securities in which they or their Immediate Family have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Access Persons must report the account number, account name and financial institution for each investment account with a broker-dealer or bank for which they are required to report.

(b)	Access Persons must report all accounts and holdings as of December 31 within 30 calendar days via FTT, or as otherwise permitted by the GPIM Compliance Department.

4 Gifts and entertainment must be a reasonable estimate by the Access Person if the exact value of the gift of entertainment is not known.

(c)	Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code.

(d)	Access Persons must report all Outside Business Activities in which the Access Person was engaged as of December 31, in addition to responding to personal disciplinary history questions.

E.
New Investment Accounts: Upon opening a reportable account or obtaining an interest in an account that requires reporting, the account must be reported within 30 calendar days after the end of the quarter in which the investment account was opened. The account must be reported to the GPIM Compliance Department via FTT or as otherwise permitted by the GPIM Compliance Department, along with the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which interest or authority that requires the account to be reported was gained) and the date reported.

If the brokerage firm does not provide automatic feeds to FTT, the GPIM Compliance Department may, on a case-by-case basis, arrange with the brokerage firm to send duplicate confirmations and statements directly to FTT and the Access Person’s assistance may be required.

VI.	PRE-CLEARANCE FOR PERSONAL TRADING

Before executing a personal trade, the trade may need to be pre-cleared to verify that there is no conflict with the Adviser’s current activities. All trades must be pre-cleared through FTT except as provided below.

A.	Trades Requiring Pre-Clearance

1.
Covered Securities: Unless excluded below, Access Persons must pre-clear trades in Covered Securities. Pre-clearance serves to verify the trade does not conflict with any securities included on the Adviser’s Restricted List. See Section V.C(1)(a)(i) above for the full list of covered securities.

2.
Initial Public Offerings: Trades in IPO’s must be pre-cleared. After obtaining pre-approval from the CCO, participation is limited to the scope permitted for “Restricted Persons” under FINRA Conduct Rule 5130.

B.	Trades Not Requiring Pre-Clearance

1.
Government Securities: Trades in any direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements are not required to be pre-cleared.

2.	Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3.	Open-End Registered Funds: Trades in open-end mutual funds that are not advised or sub-advised by the Adviser or affiliates are not required to be pre-cleared.

4.
No Knowledge: Securities transactions where no knowledge of the transaction exists before it is completed are not required to be pre-cleared. For example, a transaction effected by a trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when the Access Person is neither consulted nor advised of the trade before it is executed, are not required to be pre-cleared. If an option is exercised, the underlying transaction need not be pre-cleared though the option itself must be pre-cleared.

5.
Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.

6.
529 College Savings Plans Not Advised or Sub-Advised by the Adviser: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end Registered Funds advised or sub-advised by the Adviser, are not required to be pre-cleared.

7.	Miscellaneous: Any transaction in any other securities as the GPIM Compliance Department may designate.

C.	Pre-Clearance Process

1.
Pre-Clearance Request Form: Log on to FTT, complete the online pre-clearance form, and electronically submit the request. On a case by case basis, the GPIM Compliance Department may permit the Access Person to submit an electronic email request for pre-clearance. The Access Person should maintain all records of such electronic mail approvals.

2.
Approval or Denial: Approval of the proposed trade may automatically be generated so long as the trade is not currently listed on applicable restricted lists or does not require additional review or authorization by the GPIM Compliance Department or senior management.

3.
Approval Timeframe: Generally, approval is only good for the remainder of the day upon which approval is granted. On a case-by-case basis, and at the sole discretion of the GPIM Compliance Department, approval may be extended.

4.
Good ‘Til Cancelled (“GTC”) Orders: Pre-clearance for GTC Orders is valid for 3 business days (which includes the date of approval). GTC Orders which are not amended from the time that approval was provided to the Access Person will not be considered violations of the Code if such execution is of a security that within the three day period is added to the restricted list(s) However, if the Access Person has actual knowledge of material, nonpublic information about the issuer after the GTC Order is entered, the Access Person must cancel the order.

VII.	TRADING RESTRICTIONS

A.
For All Trading: In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable investment accounts. (Section VII.A of this Code describes which accounts must be reported.)

Regardless of whether a transaction is specifically prohibited in this Code, no person subject to this Code may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest. Access Persons are prohibited from the following under any circumstances:

1.	Market Manipulation: Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

2.
Trading on Inside Information: Transactions (e.g, purchases or sales) of any security cannot be made if in possession of material non-public information about the security or the issuer of the security. (Please also refer to Section XV on Insider Trading.)

3.	Front-running: No Access Person may trade ahead of a client transaction

4.
Regardless of whether a transaction is specifically prohibited in this Code of Ethics, no persons subject to its requirements may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

B.
Excessive Trading in Reportable Accounts: Access Persons may not engage in excessive personal trading. Access Persons shall not make more than 60 covered securities trades in any reporting quarter. Transactions that do not require pre-clearance are not included in the total, and buy or sell transactions respectively, executed in the same security on the same day, are considered to be one transaction (i.e. an approved transaction executed in lots throughout the day is considered one transaction).

C.	Holding Periods

1.
Registered Funds: Holding periods apply for any funds advised or sub-advised by the Adviser. A list of applicable funds subject to additional personal trading policies is included as Supplements 1, 2 and 3

(a)
     After purchase in an account of a closed-end mutual fund advised or sub-advised by the Adviser, Access Persons must hold that security in that account for at least 60 calendar days from the date of purchase.

(b)
      Note that this limitation also applies to any purchase or sale in an Access Person’s individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for their or their Immediate Family.

VIII.	GIFTS & ENTERTAINMENT

A.
No Solicitation: Access Persons may be offered or may receive gifts and entertainment such as hosted dinners or other events from persons who are personally in a position to do, or potentially to do, business with the Adviser such as clients, consultants, vendors or other business contacts (generally known as “business contacts”). Access Persons may not solicit gifts or entertainment or anything of value from a business contact.

B.
Quarterly Reporting Required For Gifts and Entertainment Over De Minimis Value: To monitor that Access Persons are not beholden to a business contact and that their judgment remains objective, Access Persons may only accept and give appropriate and reasonable gifts and entertainment to and from business contacts. The de minimis value for reporting gifts or entertainment is $505 for each individual gift or entertainment. Access Persons are required to report all given or received gifts and entertainment above the de minimis amount on a quarterly basis via FTT.

C.
No Cash or Cash Equivalents: Gifts may not be in the form of cash or cash equivalents (e.g., gift certificates and gift cards). (Donations made to charitable/non-profit 501(c)(3) organizations that are not clients are exempted from the prohibition against cash or cash equivalents, but must still be reported as gifts under the provisions provided within the Code.)

D.
Offering Gifts or Entertainment to Public Officials or Employees: Federal, state and local laws restrict the offering of gifts, meals or entertainment to public officials or employees. Improper gifts may result in the Adviser being disqualified or unable to enter into contracts with governmental entities. Employees are, therefore, generally prohibited from offering anything of value to government officials or employees. Employees must seek prior approval from the GPIM Compliance Department before offering or agreeing to provide anything of value to any public official or employee.

E.
Lobbying Activities: In certain federal, state and local jurisdictions, lobbying or engaging in outreach with public officials, including attempts to influence legislation, rulemakings, the awarding of government contracts, or efforts to influence investment decisions by a public retirement system or public pension fund, may require lobbying registration. As a result, Employees may not engage in lobbying or outreach efforts to public officials on behalf of the Adviser without prior approval from the GPIM Compliance Department.

F.	Exceptions to Reporting: Reporting of food gift baskets that are meant to be shared with multiple employees do not require reporting.

5 Gifts and entertainment must be a reasonable estimate by the Access Person if the exact value of the gift of entertainment is not known.

IX.	OUTSIDE AFFILIATIONS

A.
Any Access Person who is employed by, accepts any remuneration from, or performs any services for any person or entity, including serving as a director of a public or private company, trustee or general partner of a partnership, other than the Adviser or any affiliate of the Adviser (or in these capacities, e.g., director or partner, in a nonprofit corporation), must complete the Pre-Clearance of Outside Business Activity Questionnaire posted on FTT or as otherwise permitted by the GPIM Compliance Department. Any board of director roles must be pre-cleared with Guggenheim Capital’s Conflicts Committee. It is the responsibility of the GPIM Compliance Department to submit and receive such approval prior to approving the Access Person’s request.

B.
From time to time, in the course of the employee’s responsibilities, employees may be requested to serve on the board of directors of a company in which the Adviser’s clients or their affiliates have an interest. While such service as a director does not require preclearance, it does require notification to the GPIM Compliance Department on the Annual Certification of Outside Business Activities Form via FTT, or as otherwise permitted by the GPIM Compliance Department.

C.
The GPIM Compliance Department may require specific information to verify no conflict of interest exists between the outside affiliation and the Adviser’s activities and the Access Person’s role at the Adviser. If authorized to engage in the outside affiliation or business activity, appropriate safeguards and procedures may be implemented to prevent potential conflicts of interest.

D.
In no event should any Access Person have any outside employment that might cause embarrassment to, or jeopardize the interests of the Adviser, interfere with its operations, or adversely affect his or her productivity or that of other employees.

X.	POLITICAL CONTRIBUTIONS

A.
Neither the Adviser nor any Access Person is allowed to make political contributions that intentionally or unintentionally have the perceived effect of influencing whether a government entity, official or candidate hires or retains the Adviser or its affiliates as investment Adviser or invests or maintains an investment in any fund advised or sub-advised by the Adviser or its affiliate.

B.
All political activities of employees must be kept separate from employment, and expenses may not be charged to the Adviser. Employees may not use Adviser’s facilities for political campaign purposes.

Employees are prohibited from making such political contributions on behalf of the Adviser or individually in their capacity as an employee. However, employees may make their own individual contributions to candidates for federal, state, and local offices, as permitted by law and subject to provisions of this Code and the Compliance Program, as long as the purpose of the contribution is not to “pay to play” and such political contribution is pre-cleared by Guggenheim Central Compliance through the

politicalcontributions@guggenheimpartners.com email address. After receipt of the request, Guggenheim Central Compliance will notify the CCO for approval of the political contribution.

After the request has been reviewed, the employee will receive an electronic confirmation from Guggenheim Central Compliance that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

Except as permitted below, employees are prohibited from contributing to, or soliciting contributions for, state and local office and state and local political action committees. Contributions and solicitations to state and local political party committees also fall under this ban. Subject to federal contribution limits and the pre-clearance process, an employee may contribute to federal candidates (that are not currently state or local officeholders), federal political party committees and federal political action committees (that are accompanied by a letter confirming that the contribution will not be used for state or local candidates).

Subject to the pre-clearance process above, in certain limited situations, de minimis contributions for state and local candidates are permitted subject to the restrictions below:

a. Contributions to state and local candidates are prohibited if the employee is not entitled to vote for the candidate.

b.     Contributions to and solicitations for state and local candidates where an employee is entitled to vote are subject to restrictions. Generally, contributions to state candidates are limited to $250 per election where the employee is entitled to vote for such candidate. Contributions to certain states such as California, Connecticut, Florida, Illinois, Kentucky, Louisiana, Maryland, Missouri, New Mexico, Pennsylvania, Rhode Island, Texas, Vermont and Virginia may be prohibited or significantly limited.

c.     Spouses and dependent children may make contributions subject to the restrictions below as long as the decision to contribute is made independently of the employee. Where permitted by this policy, all contributions must be in compliance with applicable contribution limits.

d.     All requests by Access Persons, including spouses and dependent children, to make a contribution to any state or local candidate must be submitted to Guggenheim Central Compliance for prior approval. Pre-approval requests must be made via email to politicalcontributions@guggenheimpartners.com, and include the name of the candidate, office for which candidate is running, amount contributed, date of contribution, and name of the person making the contribution. After receipt of the request, Guggenheim Central Compliance will notify the CCO for approval of the political contribution. The employee will be provided an electronic confirmation that such request has been approved or denied. In certain situations the employee will be asked to provide additional information before a determination can be made regarding the request.

XI.	ANNUAL REVIEW

The GPIM Compliance Department will review the adequacy of the policies and procedures contained in this Code and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of the Adviser and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the GPIM Compliance Department will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

XII.	RETENTION OF RECORDS

This Code, as updated from time to time, acknowledgements of receipt of a copy of this Code by each Access Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Adviser as required under the Advisers Act for a period of not less than 5 years.

The GPIM Compliance Department will use best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated as "Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Adviser and its affiliates as are necessary to evaluate compliance with, or sanctions under, this Code.

XIII.	SANCTIONS

This Code is designed to facilitate compliance with applicable laws and to reinforce the Adviser’s reputation for integrity in the conduct of their businesses. For violations of this Code, sanctions may be imposed as deemed appropriate by the GPIM Compliance Department and as applicable in coordination with senior management. Escalation will depend on the severity and frequency of the infraction considering the facts and circumstances such as potential or actual harm or reputational risk to clients, prospects or the Advisor. A pattern of violations that individually do not violate the law, but which taken together demonstrate a pattern of lack of respect for the Code, may result in disciplinary action, including termination of employment.

Specifically, the Access Person shall be subject to remedial actions which may include, but are not limited to, any one or more of the following: (1) verbal warning and/or letter of instruction; (2) written memo or letter of caution (including requirement for additional training) or other measures; (3) enhanced supervision or management plan; (4) decrease in compensation, performance measure or other penalty; (5) termination of employment; or (6) referral to civil or governmental authorities for possible civil or criminal prosecution. If the Access Person is normally eligible for a discretionary bonus, violations of the Code may also reduce or eliminate the discretionary portion of his/her bonus.

XIV.	INTERPRETATIONS AND EXCEPTIONS

The GPIM Compliance Department shall have the right to make final and binding interpretations of the Code and may grant, at its discretion, exceptions to certain of the prohibited transactions as described in this Code. Any memorandum created regarding the granting of any such exceptions will be retained. Each Access Person must obtain approval from the GPIM Compliance Department before taking any action regarding such an exception.

XV.	INSIDER TRADING POLICY

A.
Policy Statement on Insider Trading: Section 204A of the Advisers Act requires the Adviser to establish, maintain, and enforce written procedures reasonably designed to prevent the wrongful use of “inside” information (as defined below).

The Adviser shall prohibit any Employee from trading, either personally or on behalf of others, or recommending securities, while in possession of material, non-public information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as "insider trading."

The Adviser’s policy extends to external activities and outside duties related to employees’ association with the Adviser. Any questions regarding the Adviser’s insider trading policy and procedures should be referred to the GPIM Compliance Department.

Adherence to this Insider Trading Policy and Procedures is a basic condition of employment or association with the Adviser. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, of such employee.

B.
In General – “Inside” Information: “Inside” information is material, nonpublic information. The courts and regulatory authorities have broadly construed what constitutes “inside” information. Generally speaking, information is “material” if it has “market significance” in the sense that it is likely to influence reasonable investors, including reasonable speculative investors, in determining whether to trade the securities to which the information relates. For example, information is likely to be “material” if it relates to significant changes affecting such matters as dividends; earnings estimates; write downs of assets or additions to reserves for bad debts or contingent liabilities; the expansion or curtailment of operations; proposals or agreements involving a merger, acquisition, divestiture or leveraged buy-out; new products or discoveries; major litigation; liquidity problems; extraordinary management developments; public offerings; changes of debt ratings; issuer tender offers; and recapitalizations. Given the potentially severe consequences to the Adviser and its personnel of a wrong decision, any person who is uncertain as to whether any information he or she possesses is “inside” information must contact the GPIM Compliance Department for guidance, rather than solely relying on his or her own judgment or interpretation.

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material and nonpublic, or “inside,” information. The Adviser’s policy requires stringent avoidance of the misuse of inside information.

The misuse of material, nonpublic or “inside” information constitutes fraud; a term broadly defined under the securities laws.

Fraudulent misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an employee, a client, or anyone else. Fraudulent misuse also includes “tipping” such information to anyone, or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security.

Persons guilty of fraudulently misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC administrative actions, and dismissal by the Adviser.

C.
Prohibiting Misuse of “Inside” Information: Those in possession of “inside” information must preserve the confidentiality of such information and abstain from trading until the inside information is disclosed and made public. It is fundamental policy of the Adviser that:

☐
No Adviser’s employee, while in possession of “inside” information relevant to a security, shall purchase or sell, or recommend or direct the purchase or sale of, such security for the account of the Adviser, an employee, a client, or anyone else.

☐
No employee shall use inside information to purchase or sell securities for his or her own account, any account in which he or she has a direct or indirect beneficial interest (including accounts for family members), or any other account over which the employee has discretionary authority or a power of attorney.

☐	No employee shall disclose “inside” information to any person outside the firm without the authorization of the CCO or senior management.

☐
Any employee who, in the course of his or her employment, obtains “inside” information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to assimilate and evaluate the information before taking any action for his or her personal account on the basis of the disclosed facts.

D.
General Guidelines: To ensure that material, non-public information is not misused, it is imperative that the flow of such information be limited so that only those people within the Adviser with a “need to know” are given such information.

Routine communications between departments which are not transaction or issuer specific, such as general observations about industries and issuers within those industries, and which would not affect a person’s investment decision about a specific security, are not prohibited. If you have any question as to whether information is routine, however, please contact the GPIM Compliance Department.

E.
Maintenance of Restricted List(s): The Restricted List(s) is a list of issuers in which an Adviser’s employees are restricted from trading. Issuers may be added to the Restricted List(s) in the event that the Adviser or certain of its employees have actual possession of material non-public information about a company or transaction. Securities will be added to the list(s) in the following circumstances:

☐	Where there is a concentration of ownership in a security and the Adviser’s clients already own a substantial portion of the publicly held outstanding shares; or

☐	When the Adviser comes into possession of material, non-public information about a public company, such as business plans, earnings projections, or merger and acquisition plans.

☐
When the Adviser or any of the Adviser’s employees recommends an equity security, or has access to information relating to such a recommendation, for any UIT sponsored by the Adviser or an affiliate of the Adviser or any ETF advised or sub-advised by the Adviser or an affiliate of the Adviser.

On a regular basis, the GPIM Compliance Department will consult with senior members of the Adviser to determine whether an issuer should be added or removed from the restricted list as necessary.

In the event an employee of the Adviser determines that a security should be added to the Restricted List, such employee will notify the GPIM Compliance Department. If, after consultation with the employee, the GPIM Compliance Department determines that the issuer should be added, the GPIM Compliance Department will update the Restricted List(s) and send it to the GPIM Compliance Department who will take appropriate action as it pertains to restricting the security for trading in client accounts managed by the Adviser.

Securities will be removed from the Restricted List(s) when the transaction, event or situation that caused the security to be placed on the list has been completed, is finished or no longer exists.

The Adviser will maintain all records relating to the Restricted List(s). A written record must be kept indicating the date a security was added to or deleted from the Restricted List(s).

In the event the Adviser, or its employees, is not in possession of material non-public information, then the Adviser will not be required to maintain a Restricted List.

F.
Review of Trading: The GPIM Compliance Department will review, at least quarterly, the trading activity of the Adviser’s Access Persons. A record of such review will be maintained by the GPIM Compliance Department.

G.	Investigations: The GPIM Compliance Department will investigate questionable, anomalous, or suspicious trades, whether discovered through scheduled reviews of exception reports or any other way. The scope and extent of any particular inquiry will be determined by the nature of the trade in question. The relevant employee or client may be contacted by the GPIM Compliance Department for an explanation as to the trade in question. An investigation record will be kept by the GPIM Compliance Department.

The record will contain, at a minimum, the following:

(i)	The name of the security;

(ii)	The date the investigation commenced;

(iii)	An identification of the accounts involved; and

(iv)	A summary of the disposition of the investigation.

H.
Procedures for the Adviser’s Policy Against Insider Trading: The following procedures have been established to aid the employees of the Adviser in avoiding insider trading, and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Each employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures you should consult with the GPIM Compliance Department.

1.	Identifying “Inside” Information

Before trading for yourself, or others, in the securities of a company about which you may have potential “inside” information, ask yourself the following questions:

Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?

Is the information nonpublic? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps.

(i)	Do not purchase or sell the securities on behalf of yourself or others;

(ii)	Report the matter immediately to the GPIM Compliance Department: and

(iii)	Do not communicate the information inside or outside the Adviser, other than to the GPIM Compliance Department.

After the GPIM Compliance Department has reviewed the issue, you either will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade or communicate the information.

2.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including associates, except as referred to above. In addition, take care that such information is secure by sealing files and restricting access to computer files containing nonpublic information.

3.	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the GPIM Compliance Department before trading or communicating the information to anyone.

THE ADVISER’S CODE OF ETHICS

SUPPLEMENT #1:

TRANSACTING IN CLOSED END FUNDS
ADVISED OR SUB-ADVISED BY THE ADVISER

With respect to transactions in closed end funds (“CEF’s”) advised or sub-advised by the Adviser, the following requirements are in addition to, or supplement, the requirements of the Adviser’s Code of Ethics (“Code”).

1.
Pre-Approval: Access Persons are required to obtain prior approval through Financial Tracking (“FTT”) before undertaking any transaction (e.g., purchase or sale) in CEF’s advised or sub-advised by the Adviser. Pre-approval is in addition to, not a substitute, for other restrictions discussed below.

2.
Blackouts: Dividend: Access Persons are prohibited from trading in CEF’s advised or sub-advised by the Adviser seven (7) days before and seven (7) days after the initial dividend of such CEF is declared. Access Persons are also prohibited from trading in CEF’s advised or sub-advised by the Adviser seven (7) days before the dividend of such CEF is declared. Dividends that are automatically reinvested are not subject to the pre-approval requirement.

3.
Blackouts – Fund Securities: Access Persons with knowledge about or access to information about CEF equity transactions (“Equity Access Persons”) may not engage in personal transactions in equity securities to be traded in CEF’s advised or sub-advised by the Adviser seven (7) days before and seven (7) days after such transaction.

4.
Holding Period: Access Persons are required to hold any purchase of CEF’s advised or sub-advised by the Adviser for sixty (60) calendar days. Additional holding period requirements exist for persons deemed to be insiders of a closed-end fund for the purposes of Section 16 of the Securities Exchange Act of 1934. Such persons should contact Compliance prior to effecting trading in the close end fund(s) for which they are an insider.

5.
Requests for Exceptions from Blackouts: Requests for exceptions from the blackout restriction should be submitted in writing to the CCO. The CCO shall respond to all such requests in writing. The CCO will maintain records of all exception requests and records of all responses.

6.
Review of Trading: The CCO will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by the CCO.

7.
Reporting of Transactions: Access Persons must email the CEF’s Adviser at: Section16Filings@guggenheimfunds.com, but in no event more than 24 hours, after any transaction in CEF’s advised or sub-advised by the Adviser. Such reporting is required to make mandatory regulatory filings within the required time period.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

SUPPLEMENT #2:
TRANSACTIONS IN EXCHANGE TRADED FUNDS (“ETF’S”)
ADVISED OR SUB-ADVISED BY THE ADVISER
AND SECURITIES TRADED BY SUCH FUNDS

With respect to transactions in an ETF advised or sub-advised by the Adviser and equity securities traded by such Funds, the Adviser’s Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the Adviser’s Code of Ethics (“Code”).

1.
Pre-Approval: Access Persons are required to obtain prior approval through Financial Tracking (“FTT”) before undertaking any transaction (e.g., purchase or sale) in an ETF advised or sub-advised by the Adviser and the securities held by such ETFs. Pre-approval is in addition to, not a substitute for, other guidelines discussed below.

2.
Blackouts – Fund Securities: With respect to the Adviser role as the adviser or sub-adviser to an ETF, no Access Person with knowledge about or access to information about ETF equity transactions (“Equity Access Persons”) shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the ETF from the time a final recommendation concerning such security is communicated, either to the Adviser’s investment decision-maker or to the ETF’s Adviser, until the security is purchased or sold by the ETF.

3.	Re-investment of Dividends: Dividends that are automatically reinvested are not subject to the pre-approval requirement.

4.
Requests for Exceptions from Blackouts: Requests for exceptions from the blackout restriction should be submitted in writing to the CCO. The CCO shall respond to all such requests in writing. The CCO will maintain records of all exception requests and records of all responses.

4.
Review of Trading: The CCO will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by the CCO.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.

SUPPLEMENT #3:

TRANSACTIONS IN UNIT INVESTMENT TRUST’S (“UIT’S”)
FOR WHICH THE ADVISER ASSISTS WITH THE SELECTION
OF SECURITIES TRADED BY SUCH TRUSTS

With respect to transactions in a UIT for which the Adviser assists with the selection of securities traded by such Trusts, and with respect to securities selected for inclusion for any such UIT, the Adviser’s Access Persons are required to comply with the following requirements which are in addition to, or supplement, the requirements of the Adviser’s Code of Ethics (“Code”).

1.
Blackouts: With respect to the Adviser’s role in security selection for UITs, no Access Person with knowledge about or access to information about UIT equity transactions (“Equity Access Persons”) shall engage in a securities transaction in an equity security recommended for inclusion or exclusion for the UIT from the time a final recommendation concerning such security is communicated to the UIT Sponsor until the time such security is deposited into the UIT.

2.
Requests for Exceptions from Blackouts: Requests for exceptions from the blackout restriction should be submitted in writing to the CCO. The CCO shall respond to all such requests in writing. The CCO will maintain records of all exception requests and records of all responses.

3.
Review of Trading: The CCO will review trading activity of Access Persons and in other client accounts, at least quarterly, to ensure compliance with the above procedures. A record of such reviews will be maintained by the CCO.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Code.